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                                                         Exhibit (a)(16)

                            ALLIED GROUP ACQUISITION
            ANSWERS TO TIG/COUNTRYWIDE INDEPENDENT AGENTS' QUESTIONS (Distributed to TIG/Countrywide and TIG/Countrywide Sales Management)

WHAT DOES ALLIED'S PORTFOLIO LOOK LIKE?
Allied Property/Casualty business is 67% personal lines and 33% commercial lines for small business. Their premium volume for 1997 is estimated at $884 million. They have received an A+ rating from A.M. Best.

IN WHAT STATES IS THERE OVERLAP WITH ALLIED INDEPENDENT AGENTS AND TIG/COUNTRYWIDE INDEPENDENT AGENTS?
Most of Allied's business is generated in 21 central and western states. The only states where there appears to be overlap is California, Indiana & Illinois.

WHAT HAPPENS IN THE RARE INSTANCES WHERE TIG/COUNTRYWIDE AND ALLIED INDEPENDENT AGENTS ARE COMPETING IN THE SAME MARKET?
Our intent is to market in a way that allows our multiple distribution channels to complement each other. The only area where Allied and TIG/Countrywide have common concentrations of agents is potentially California. We do, however, have a going forward process for settling any distribution channel conflicts.

DOES THIS ACQUISITION PROVIDE ANY BENEFITS TO INDEPENDENT AGENTS?
This acquisition is part of an aggressive growth strategy, which just further emphasizes our commitment to grow the independent agent channel. Expanding our independent agency channel will allow Nationwide to expand quickly in the midwestern and western states where for the most part we have minimal market share. New territories mean better geographic balance and more stabilized earnings. Larger market share means improved operating scale for greater expense efficiencies. This will allow Nationwide to invest in the independent channel. This will help keep rates down, especially in smaller states Allied is also a very efficiently run, profitable operation.

GIVEN ALLIED'S BATTLES WITH CONSUMER ADVOCATES, SHOULDN'T NATIONWIDE BE WARY OF THIS TRANSACTION?
No. There have been some legal and regulatory issues over Allied's governance. However, Nationwide is not party to those issues and we do not feel they should subvert us from acquiring a company that is so strategically matched with our business and goals.

DO YOU ANTICIPATE OPPOSITION FROM CONSUMER ADVOCATES?
No. Of course, we can't predict what vigorous industry critics might say, but we are very confident that our proposal will be perceived as consumer advocates as good for the policyholders, shareholders and employees of both companies. Everyone wins!